Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Investor Relations

Corporate/Financial Communications

(310) 279-5980

HOUSE OF TAYLOR JEWELRY EXCEEDS 2006 NINE-MONTH SALES TARGET

WEST HOLLYWOOD, Calif., October 4, 2006 -- House of Taylor Jewelry, Inc. (NASDAQ:HOTJ) today said that, following a preliminary review, sales recorded for the nine months ended September 30, 2006 are expected to exceed the initial $14 million threshold established in connection with the placement of senior convertible notes and warrants in May 2006.

“Our significant investments in developing our jewelry collections, building our internal and marketing infrastructures and deepening our external sales force all contributed to our clearing this sales hurdle,” said Jack Abramov, president and chief executive officer.  “With the expanded rollout of House of Taylor Jewelry’s multi-brand product lines earlier this year, important inroads made in our diamond distribution channels and growing retailer interest and signups, our team is geared up and looking forward to our first peak jewelry sales season.”

The company anticipates reporting unaudited financial results for its quarter and nine months ended September 30, 2006 during November.

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including the company’s expectation to report sales exceeding $14 million for the nine months ended September 30, 2006. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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